Exhibit 99.1

NEWS RELEASE

Five Below, Inc. Announces Secondary Offering by Selling Shareholders

PHILADELPHIA, PA – (September 17, 2013) – Five Below, Inc. (Nasdaq: FIVE) today announced that selling shareholders have agreed to sell 7,100,000 shares of Five Below common stock in an underwritten offering, of which 7,000,000 shares will be sold by funds affiliated with Advent International and 100,000 shares will be sold by Five Below’s Executive Chairman. Five Below will not sell any shares in the offering and will not receive any proceeds from the offering.

Credit Suisse Securities (USA) LLC is acting as the sole underwriter for the offering.

The offering is being made pursuant to an effective shelf registration statement. The offering will be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by contacting: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at +1 (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Five Below, Inc.

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below, including select brands and licensed merchandise across a number of category worlds – Style, Room, Sports, Media, Crafts, Party, Candy and Now. Five Below is headquartered in Philadelphia, Pennsylvania.

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Investor Contact:

ICR, Inc.

Farah Soi

203-682-8200

Farah.soi@icrinc.com

Media Contact:

ICR, Inc.

Alecia Pulman/Jessica Liddell

203-682-8200

FivePR@icrinc.com